Exhibit 99.2

Consent of Qatalyst Partners LP

We hereby consent to the use in the Registration Statement on Form S-4 of NetApp, Inc. (the “Registration Statement”) and in the Proxy Statement/Prospectus of NetApp, Inc. and Data Domain, Inc., which is part of the Registration Statement, of our opinion dated May 20, 2009 appearing as Appendix D to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary — Qatalyst Partners Provided an Opinion to the Data Domain Board of Directors”, “Data Domain Proposal 1 — The Merger — Background of the Merger”, “Data Domain Proposal 1 — The Merger — Data Domain’s Reasons for the Merger; Recommendation of the Data Domain Board of Directors”, “Data Domain Proposal 1 — The Merger — Opinion of Qatalyst Partners LP.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

QATALYST PARTNERS LP

By:	/s/ Adrian E. Dollard
Name: Adrian E. Dollard

Title: Managing Director

San Francisco, California
June 1, 2009